Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

PRICING SUPPLEMENT NO. 2011-MTNDG0013 DATED MARCH 15, 2011

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 11, 2011 AND PROSPECTUS

DATED FEBRUARY 11, 2011)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

1,357,700 Equity Linked Securities (“ELKS®”) Based Upon a Basket of Ford Motor Company

Common Stock and Nokia Corporation American Depositary Receipts (“ADRs”)

Due December 12, 2011

$10.00 per ELKS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The ELKS will mature on December 12, 2011.

•

The amount you will receive at maturity will depend upon the performance of a basket (which we refer to as the underlying basket) of shares of common stock of Ford Motor Company (the “Ford shares”) and American Depositary Receipts (“ADRs”) representing shares of common stock of Nokia Corporation (the “Nokia ADRs” and, together with the Ford shares, the “underlying stocks”) over the term of the ELKS. Each underlying stock was initially weighted 50% of the value of the underlying basket (“initial percentage weight”). The initial basket value was set to 10 on the pricing date.

•

The closing value of the underlying basket on any trading day will equal the sum of (i) the product of the closing price of the Ford Shares on such trading day and its basket composition ratio and (ii) the product of the closing price of the Nokia ADRs on such trading day and its basket composition ratio. The basket composition ratio for each underlying stock was determined on the pricing date and is equal to the initial percentage weight of the relevant underlying stock divided by the closing price of such underlying stock on the pricing date multiplied by 10, rounded to eight decimal places.

•	At maturity you will receive, for each ELKS you hold either:

•

a certain number of Ford shares and a certain number of Nokia ADRs equal to the corresponding basket composition ratio, which is subject to adjustment for a number of dilution events (or, if you elect, the cash value of those shares and ADRs based on their closing prices on the valuation date), if the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to 80% of the initial basket value (which we refer to as the downside threshold value); or

•	$10 in cash.

•

The payment at maturity on the ELKS may be less than the stated principal amount of your investment in the ELKS. If the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value, the aggregate value of the Ford shares and Nokia ADRs you will receive at maturity (or, if you elect, the cash value of those shares and ADRs based on their closing prices on the valuation date) for each ELKS that you hold may be less than the principal amount of each ELKS and could be zero.

•

The ELKS will pay a monthly fixed coupon of 8.50% per annum (6.23% for the term of the ELKS). The coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be paid on the 12th of each month, beginning on April 12, 2011 and ending on the maturity date.

•	The ELKS will not be listed on any exchange.

Investing in the ELKS involves a number of risks. See “Risk Factors Relating to the ELKS” beginning on page PS-7. The ELKS represent obligations of Citigroup Funding Inc. only. Ford Motor Company and Nokia Corporation are not involved in any way in this offering and have no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The ELKS are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per ELKS	Total
Public Offering Price	$10.0000	$13,577,000.00
Underwriting Fee	$0.1625	$220,626.25
Proceeds to Citigroup Funding Inc.	$9.8375	$13,356,373.75

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.16250 for each ELKS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.16250 for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Risk Factors Relating to the ELKS” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information. Citigroup Global Markets expects to deliver the ELKS to purchasers on or about March 18, 2011 (three business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the ELKS?

The Equity Linked Securities (“ELKS®”) Based Upon a Basket of Ford Motor Company Common Stock and Nokia Corporation American Depositary Receipts (“ADRs”) Due December 12, 2011 (the ELKS) are equity-linked investments that offer a potential return based upon the underlying basket and an above-market, fixed rate coupon to be paid monthly. The ELKS have a maturity of approximately nine months.

The ELKS pay an amount at maturity that will depend on whether the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value. If the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value, then the value of your maturity payment will be directly linked to the closing prices of the Ford shares and Nokia ADRs comprised in the underlying basket. You will not in any case benefit from any increase in the closing value of the underlying basket and will not receive a maturity payment greater than your initial investment unless (1) the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value and (2) the closing value of the underlying basket based on the closing prices of the Ford shares and Nokia ADRs at maturity (or on the valuation date if you elect to receive the cash value of such shares and ADRs) is greater than the initial basket value. You will not receive dividends or other distributions, if any, paid on the underlying stocks.

The ELKS will pay a monthly fixed coupon of 8.50% per annum (6.23% for the term of the ELKS. The coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be paid on the 12th of each month, beginning on April 12, 2011 and ending on the maturity date.

The ELKS mature on December 12, 2011. The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and the guarantee of any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. All payments on the ELKS are subject to the credit risk of Citigroup Inc.

Each ELKS represents a stated principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company, or DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts those systems maintain with DTC. You should refer to the section “Description of the ELKS—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the ELKS?

A fixed coupon of 8.50% per annum (6.23% for the term of the ELKS) will be payable on the ELKS. Any coupon payment on an ELKS required to be made on a date, including the stated maturity date, that is not a business day need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the third business day preceding the relevant coupon payment date.

What Will I Receive on the Maturity Date of the ELKS?

You will receive on the maturity date for each ELKS either:

•

a certain number of Ford shares and a certain number of Nokia ADRs equal to the corresponding basket composition ratio (or, if you elect, the cash value of those shares and ADRs based on their closing prices on the valuation date), if the closing value of the underlying basket on any trading day after the pricing date, up to and including the valuation date is less than or equal to the downside threshold value; or

•	$10 in cash.

As a result, if the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value, the aggregate value of the Ford shares and Nokia ADRs you will receive at maturity (or if you elect, the cash value of those shares and ADRs) for each ELKS that you hold may be less than the principal amount of each ELKS and could be zero.

You may elect to receive from Citigroup Funding the cash value of the Ford shares and Nokia ADRs you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of Ford shares and Nokia ADRs equal to the corresponding basket composition ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you such shares and ADRs based on their closing price on the valuation date. If you do not wish to receive Ford shares and Nokia ADRs under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the closing value of the underlying basket at any time prior to your election has not been less than or equal to the downside threshold value. If you elect to receive the cash value of the number of Ford shares and Nokia ADRs you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing prices of the Ford shares and the Nokia ADRs on the valuation date. This amount will not change from the amount fixed on the valuation date, even if the closing price of the Ford shares or the Nokia ADRs changes from the valuation date to maturity. Conversely, if you do not make a cash election and instead receive a number of Ford shares and Nokia ADRs at maturity equal to the corresponding basket composition ratio, the value of those shares and ADRs at maturity will be different from the value of those shares and ADRs on the valuation date if the closing price of the Ford shares or Nokia ADRs changes from the valuation date to maturity. The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the ELKS, and the stock delivery agent will then be obligated to purchase the Ford shares and the Nokia ADRs for you based on their closing prices on the valuation date. Citigroup Global Markets has agreed to act as stock delivery agent for the ELKS.

The initial basket value was set to 10 on the pricing date.

The pricing date was March 15, 2011, the date on which the ELKS were priced for initial sale to the public.

The final basket value will equal the closing value of the underlying basket on the valuation date.

The valuation date is December 7, 2011.

Each underlying stock will have an initial percentage weight of 50%.

Where Can I Find Examples of Hypothetical Amounts Payable on the Maturity Date?

For examples of hypothetical amounts you could receive on the maturity date, see “Description of the ELKS — Amounts Payable on the Maturity Date — Hypothetical Examples” in this pricing supplement.

Who Determines the Value of the Underlying Basket and What Does it Measure?

Citigroup Global Markets Inc., as calculation agent, will determine the closing value of the underlying basket. On the pricing date the underlying basket will reflect (i) an exposure to Ford shares equal to 50% of the initial basket value and (ii) an exposure to the Nokia ADRs equal to 50% of the initial basket value. The initial basket value was set to equal 10.

The basket composition ratio for each underlying stock was determined on the pricing date and equals the initial percentage weight of the relevant underlying stock divided by the closing price of such underlying stock on the pricing date multiplied by 10, rounded to eight decimal places.

Underlying Stocks	Underlying Stocks (Ticker Symbol/Listing)	Initial Percentage Weight	Closing Price on the Pricing Date	Basket Composition Ratio
Ford Motor Company	F (NYSE)	50%	14.67	0.34083163

Nokia Corporation	NOK (NYSE)	50%	8.06	0.62034739

Initial Basket Value		10

The closing value of the underlying basket on any trading day, as calculated by the calculation agent, will equal the sum of (i) the product of the closing value of the Ford shares on that basket determination date and its basket composition ratio and (ii) the product of the closing price of the Nokia ADRs on that basket determination date and its basket composition ratio.

How Have the Underlying Stocks and the Underlying Basket Performed Historically?

We have provided graphs showing the daily closing prices of the Ford shares and the Nokia ADRs, as reported on Bloomberg from January 3, 2006 to March 15, 2011 and tables showing the high and low closing prices of the Ford shares and Nokia ADRs for each quarter since the first quarter of 2006. We have also provided a graph showing the daily closing values of the underlying basket from January 3, 2006 to March 15, 2011. You can find these graphs and tables in the section “Information About the Underlying Stocks and the Underlying Basket” in this pricing supplement. We have provided this historical information to help you evaluate the performance of the underlying stocks and the underlying basket in recent years. However, past performance is not indicative of how the underlying stocks or the underlying basket will perform in the future. You should also refer to the section “Risk Factors Relating to the ELKS — The Historical Performance of the Underlying Stocks and the Underlying Basket Is Not an Indication of the Future Performance of the Underlying Stocks and the Underlying Basket” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the ELKS?

The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper tax treatment of the ELKS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the ELKS and subject to the discussion below under “Certain United States Federal Income Tax Considerations,” you agree with the issuer to treat an ELKS, under current law, as a put option, pursuant to which put option, at maturity you will purchase shares and ADRs of the underlying basket (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amount invested by you as a cash deposit that will be used to satisfy your purchase obligation. Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below.

Of the total coupon payable on the ELKS, 3% will be characterized as the interest component and 97% will be characterized as the option premium component. You will be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS. If you hold the ELKS until they mature, if you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest component), and (y) your purchase price for the ELKS. If you receive shares of the underlying basket upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the shares of the underlying basket, and your tax basis in the shares of the underlying basket generally will equal your purchase price for the ELKS less the amount of the entire option premium. Although not free from doubt, you should allocate your basis in the underlying basket to the Ford shares and Nokia ADRs in proportion to the fair market value of the shares and ADRs received at maturity. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash you receive at disposition and the option premium previously received , if any (but not including any interest component), and (y) your purchase price for the ELKS.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors – The United States Federal Income Tax Consequences of the ELKS Are Uncertain” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the notice mentioned therein, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis in an amount that could include the entire coupon on the ELKS. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the underlying basket or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

In the case of a holder of an ELKS that is not a U.S. person, any interest payment made with respect to the ELKS generally should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a trade or business (and, to the extent required by an applicable income tax treaty, a permanent establishment) of such holder in the United States and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business (and, to the extent required by an applicable income tax treaty, a permanent establishment) maintained by such individual in the United States.

Will the ELKS Be Listed on a Stock Exchange?

The ELKS will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the ELKS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell the ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest”. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets will also act as calculation agent for the ELKS. As calculation agent, Citigroup Global Markets will make determinations with respect to the ELKS. You should refer to “Risk Factors —The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations With Respect to the ELKS” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in the underlying stocks or in other instruments, such as options, swaps or futures, linked to the underlying stocks. This hedging activity on or prior to the pricing date could affect the prices of the underlying stocks and, accordingly, could affect the basket composition ratios. Additionally, our affiliates’ hedging activity could adversely affect the value of the underlying basket during the term of the ELKS and, therefore, whether you will receive a number of Ford shares and Nokia ADRs (or, at your election, the cash value of those shares and ADRs) worth less than the stated principal amount of your investment in the ELKS. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the ELKS declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “—The Price at Which You Will Be Able to Sell Your ELKS Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the ELKS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts, (which we call “Plans”), will be permitted to purchase or hold the ELKS, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the ELKS or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the ELKS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the ELKS” in this pricing supplement.

RISK FACTORS RELATING TO THE ELKS

Because the terms of the ELKS differ from those of conventional debt securities in that, the amount you receive on the maturity date will be based upon the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the underlying basket and other events that are difficult to predict and beyond our control.

Your Investment in the ELKS May Result in a Substantial Loss of Principal if the Closing Value of the Underlying Basket Declines

The amount you receive at maturity will depend on the performance of the underlying basket on any trading day after the pricing date up to and including the valuation date. As a result, the amount you receive at maturity may be less than your initial investment in the ELKS. Without taking into consideration any coupon payments on the ELKS, if on any trading day after the pricing date up to and including the valuation date, the closing value of the underlying basket is less than or equal to the downside threshold value, the aggregate value of the Ford shares and Nokia ADRs you receive at maturity (or if you elect, the cash value of those shares and ADRs) for each ELKS may be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss. This will be true even if the closing value of the underlying basket exceeds the initial basket value at one or more times during the term of the ELKS but is less than or equal to the downside threshold value on any trading day after the pricing date up to and including the valuation date.

You Will Not Participate in the Appreciation of the Underlying Stocks Unless the Underlying Basket Depreciates Substantially During the Term of the ELKS

The ELKS offer you less opportunity to participate in any appreciation of the underlying stocks than does a direct investment in the underlying stocks. You will not in any case benefit from any increase in the closing price of the underlying stocks and will not receive a maturity payment greater than your initial investment unless (1) the closing value of the underlying basket on any trading day after the pricing date up to and including the valuation date is less than or equal to the downside threshold value and (2) the closing value of the underlying basket based on the closing prices of the Ford shares and Nokia ADRs at maturity (or on the valuation date if you elect to receive the cash value of such shares and ADRs) is greater than the initial basket value. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the underlying stocks, or on a direct investment in the underlying stocks, if the value of the underlying basket at maturity (or on the valuation date, as applicable) is significantly greater than the initial basket value but you do not receive Ford shares and Nokia ADRs (or the cash value of those shares and ADRs) at maturity.

You Will Not Receive Any Dividends Paid on Any of the Underlying Stocks

Your return on the ELKS will not reflect the return you would realize if you actually owned Ford shares or Nokia ADRs and received dividends paid on those shares or ADRs, as applicable, because the ELKS do not entitle you to receive those dividends.

The Yield on the ELKS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the closing value of the underlying basket is less than or equal to the downside threshold value on any trading day after the pricing date up to and including the valuation date, you may receive Ford shares and Nokia ADRs (or if you elect, the cash value of those shares and ADRs) that are worth less than the principal amount of your ELKS. If such a loss of principal occurs, the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Use of a Basket Instead of Individual Stocks May Lower the Return on Your Investment

Because the value of the underlying basket will be based on the sum of the weighted closing price of each underlying stock, a significant increase in the price of one underlying stock during the term of the ELKS may be substantially or entirely offset by a decrease in the price of the other underling stock during the term of the ELKS. This may cause your return on the ELKS, if any, to be less than the return on a similar instrument linked to just one of the underlying stocks.

The U.S. Dollar/European Union Euro Exchange Rate and Conditions in the Finnish Securities Market May Adversely Impact Nokia ADRs and The Underlying Basket

Although the market price of Nokia ADRs is not directly tied to the trading price of the Nokia shares in Finland, the trading price of Nokia ADRs is expected generally to track the U.S. dollar value of the European Union euro trading price of the Nokia shares on the Helsinki Stock Exchange. This means that the trading value of Nokia ADRs is expected to be affected by the U.S. dollar/European Union euro exchange rate and by factors affecting the Helsinki Stock Exchange. Investments in securities linked to the value of Finnish equity securities involve certain risks. The Finnish markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Finnish companies than about U.S. companies, and Finnish companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. In addition, securities prices in Finland are subject to political, economic, financial and social factors that apply in Finland. These factors, which could negatively affect the Finnish securities markets, include the possibility of recent or future changes in local or Finland-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Finnish equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Finnish economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency. A liquid trading market for the shares of Nokia may not continue or expand. A limited trading market may impair the ability of a Nokia ADR holder to sell shares of Nokia obtained upon withdrawal of the ADR facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of Nokia ADRs.

The Value of Nokia ADRs May Not Track The Value of Nokia’s Shares and You May Not Be Able to Take Advantage of Differentials.

Each Nokia ADR on which the ELKS are partially-based represents one share of Nokia. Although the trading characteristics and valuations of ADRs will usually mirror the characteristics and valuations of the underlying shares represented by the ADRs, the value of the ADRs may not completely track the value of the shares. Active trading volume and efficient pricing on the Helsinki Stock Exchange for Nokia shares will usually, but not necessarily, indicate similar characteristics in respect of Nokia ADRs. Because of the size of the offering of Nokia shares in ADR form outside Finland and/or other factors that have limited or increased the float of certain ADRs, the liquidity of Nokia ADRs may be less than or greater than that of the underlying shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of ADRs than for the shares. Since holders of ADRs may surrender the ADRs in order to take delivery of and trade the underlying shares, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying shares.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Event that Could Affect the Underlying Stocks

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying basket issuer that modify its capital structure and a number of other transactions involving the underlying basket issuer, as well as for the liquidation, dissolution or winding up of the underlying basket issuer. You should refer to the section “Description of the ELKS – Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying stocks, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying stocks, these other events may reduce the amount you receive on the maturity date on the ELKS. Additionally, the market price of the ELKS may be materially and adversely affected.

The ELKS Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the ELKS, and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the ELKS

You are subject to the credit risk of Citigroup Inc. The ELKS are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the ELKS will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the ELKS.

The Price at Which You Will Be Able to Sell Your ELKS Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of the underlying basket and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

Value of the Underlying Basket. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the closing value of the underlying basket changes from the initial value. However, changes in the value of the underlying basket may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the closing value of the underlying basket exceeds the initial value, you may receive substantially less than the amount that would be payable on the maturity date based on that price because of expectations that the value of the underlying basket will continue to fluctuate between that time and the time when the amount you will receive on the maturity date is determined. If you choose to sell your ELKS when the value of the underlying basket is below the initial basket value, you may receive less than the amount you originally invested.

The closing value of the underlying basket will be influenced by the underlying stock issuer’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which the underlying basket issuer is a part. Citigroup Funding’s hedging activity in the underlying stocks, the issuance of securities similar to the ELKS and other trading activities by Citigroup Funding and its affiliates and other market participants can also affect the prices of the underlying basket.

Volatility of the Underlying Basket. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying basket changes during the term of the ELKS, the market value of the ELKS may decrease.

Events Involving the Issuers of the Underlying Stocks. General economic conditions and earnings results of the issuers of the underlying stocks and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on the underlying stock(s) increases, we expect that the market value of the ELKS may decrease because the value of Ford shares or Nokia ADRs, or cash you will receive at maturity, will not reflect the value of such dividend payments.

Interest Rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the ELKS may trade at a value above or below that which would be expected based on the price of interest rates and the price of the underlying basket the longer the time remaining to the maturity date. A “time premium” or “discount” results from expectations concerning the price of the underlying basket during the period prior to the maturity date of the ELKS. However, as the time remaining to the maturity date decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the ELKS.

Hedging Activities. Hedging activity in the underlying stocks by us or one or more of our affiliates will likely involve trading in the underlying stocks or in other instruments, such as options, swaps or futures, based upon the underlying stocks or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on, or prior to, the pricing date could potentially affect the prices of the underlying stocks and, accordingly, potentially decrease the basket composition ratios. Additionally, such hedging activity during the term of the ELKS could potentially affect whether the closing value of the underlying basket decreases to or below the downside threshold value and, therefore, whether you will receive the Ford shares and the Nokia ADRs (or the cash value of those shares and ADRs) at maturity. Furthermore, (1) if the closing value of the underlying basket has decreased to or below the downside threshold value such that you could receive Ford shares and Nokia ADRs (or, at your option, the cash value of those shares and ADRs) at maturity, our affiliates’ hedging activity prior to or at maturity could adversely affect the price of those shares and ADRs. This hedging activity during the term of the ELKS also could affect the market prices of the underlying stocks and therefore the market value of the ELKS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the ELKS in secondary market transactions will likely be lower than the public offering price since the public offering price of the ELKS will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the ELKS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the ELKS declines. In addition, any secondary market prices for the ELKS may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition, and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the ELKS. The ELKS are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the ELKS.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the ELKS attributable to another factor.

The Historical Performance of the Underlying Stocks and the Underlying Basket Is Not an Indication of the Future Performance of the Underlying Stocks and the Underlying Basket

The historical performance of the underlying stocks and the underlying basket, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying stocks and the underlying basket during the term of the ELKS. Changes in the prices of the underlying stocks and the underlying basket will affect the value of the ELKS, but it is impossible to predict whether the price of the underlying stocks and the underlying basket will rise or fall.

The Volatility of the Price of the Underlying Stocks May Result in Delivery of the Underlying Stocks on the Maturity Date

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying basket. Because the amount of your return on the ELKS on the maturity date depends upon the closing value of the underlying basket on any trading day from but excluding the price date to and including the valuation date, the volatility of the price of the underlying stocks may result in your receiving an amount on the maturity date that is less than the stated principal amount of the ELKS and that could be zero. Although the past price of price volatility is not indicative of future price volatility, see “Information About Ford Motor Company and Nokia Corporation. —Historical Data on the Common Stock of Ford Motor Company and Historical Data on the Common Stock of Nokia Corporation.” in this pricing supplement for more information on the historical prices of the underlying stocks.

You Will Have No Rights Against the Issuers of the Underlying Stocks Unless and Until You Receive the Underlying Stocks at Maturity

You will have no rights against the issuers of the underlying stocks prior to receiving the underlying stocks at maturity, if applicable, even though:

•	you will receive the underlying stocks at maturity under some circumstances; and

•	the market value of the ELKS is expected to depend primarily on the trading price of the underlying stocks.

The issuers of the underlying stocks will not be involved in any way in the offering of the ELKS and will have no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying stocks unless and until you receive the underlying stocks at maturity.

You May Not Be Able to Sell Your ELKS If an Active Trading Market for the ELKS Does Not Develop

The ELKS have not been and will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the

ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to the maturity date.

The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations with Respect to the ELKS

As calculation agent, Citigroup Global Markets will determine the initial basket value, the final equity price and whether the value of the underlying basket decreases to or below the downside threshold value on any trading day during the term of the ELKS, whether a market disruption event has occurred, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the shares and ADRs of the underlying basket on the maturity date, such cash value), and any adjustments to the basket composition ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the basket composition ratio, may adversely affect the payment to you on the ELKS on the maturity date.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the ELKS, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying stocks or in other instruments, such as options, swaps or futures, based upon the underlying stocks or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the ELKS and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market. Since hedging the obligations under the ELKS involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the ELKS declines.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the ELKS

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the issuers of the underlying stocks or other matters that may influence the price of the underlying stocks and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS. Any of these activities may affect the market value of the ELKS.

We May Engage in Business With or Involving the Issuers of the Underlying Stocks Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with the issuers of the underlying stocks without regard to your interests, including extending loans to, or making equity investments in, the issuers of the underlying stocks or providing advisory services to the issuers of the underlying stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the issuers of the underlying stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The United States Federal Income Tax Consequences of the ELKS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the IRS with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the ELKS may affect the U.S. tax consequences of investing in the ELKS, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE ELKS

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the ELKS. The description in this pricing supplement of the particular terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 14, 2011 on the SEC Web site):

¡	Prospectus Supplement and Prospectus filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm

General

The Equity Linked Securities (“ELKS®”) Based Upon a Basket of Ford Motor Company Common Stock and Nokia Corporation American Depositary Receipts (“ADRs”) Due December 12, 2011 (the ELKS) are equity-linked investments that offer a potential return based upon the Underlying Basket and an above-market, fixed rate coupon to be paid monthly. The ELKS have a maturity of approximately nine months.

On the Pricing Date, the Underlying Basket will have an Initial Basket Value of 10. The Closing Value of the Underlying Basket on any Trading Day thereafter will equal the sum of (i) the product of the Closing Price of the Ford Shares on such Trading Day and its Basket Composition Ratio and (ii) the product of the Closing Price of the Nokia ADRs on such Trading Day and its Basket Composition Ratio. The Basket Composition Ratio for each Underlying Stock was determined on the Pricing Date and is equal to the Initial Percentage Weight of the relevant Underlying Stock divided by the Closing Price of such Underlying Stock on the Pricing Date multiplied by 10, rounded to eight decimal places.

At maturity you will receive, for each ELKS that you hold either (1) a certain number of Ford Shares and a certain number of Nokia ADRs equal to the corresponding Basket Composition Ratio, which is subject to adjustment for a number of dilution events (or if you elect, the cash value of those shares and ADRs based on their Closing Prices on the Valuation Date), if the Closing Value of the Underlying Basket on any Trading Day after the pricing date, up to and including the Valuation Date is less than or equal to 80% of the Initial Basket Value (which we refer to as the Downside Threshold Value); or (2) $10 in cash. You will not receive dividends or other distributions, if any, paid on the Underlying Stocks.

The ELKS will pay a fixed monthly coupon of 8.50% per annum. The coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be paid on the 12th of each month, beginning on April 12, 2011 and ending on the maturity date.

The ELKS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, and any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup. The ELKS will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup guarantee, any payments due on the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed. The ELKS will be issued only in fully registered form and in denominations of $10 per ELKS and integral multiples thereof.

The payment at maturity on the ELKS may be less than the stated principal amount of your investment in the ELKS. If the Closing Value of the Underlying Basket on any Trading Day after the pricing date up to and including the Valuation Date is less than or equal to the Downside Threshold Value, the aggregate value of the Ford shares and Nokia ADRs you will receive at maturity (or if you elect, the cash value of those shares and ADRs based on their Closing Prices on the Valuation Date) for each ELKS that you hold may be less than the principal amount of each ELKS and could be zero.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

Fixed Coupon

A fixed coupon of 8.50% per annum (6.23% for the term of the ELKS) will be payable on the ELKS. The coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be paid on the 12th of each month, beginning on April 12, 2011 and ending on the Maturity Date. Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the third Business Day preceding the relevant coupon payment date.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The Underlying Basket

The Underlying Basket is comprised of the Ford Shares and the Nokia ADRs as weighted below based on the Closing Price of each Underlying Stock on March 15, 2011, the Pricing Date, as determined by the calculation agent, to achieve an Initial Basket Value of 10 on the Pricing Date:

Underlying Stocks	Underlying Stocks (Ticker Symbol/Listing)	Initial Percentage Weight	Closing Price on the Pricing Date	Basket Composition Ratio
Ford Motor Company	F (NYSE)	50%	14.67	0.34083163

Nokia Corporation	NOK (NYSE)	50%	8.06	0.62034739

Initial Basket Value		10

The Closing Value of the Underlying Basket on any Trading Day will equal the sum of (i) the product of the Closing Price of the Ford shares on that Trading Day and its Basket Composition Ratio and (ii) the product of the Closing Price of the Nokia ADRs on that Trading Day and its Basket Composition Ratio. The Basket Composition Ratios are subject to dilution adjustments for certain corporate events. See “— Dilution Adjustments” below.

Payment on the Maturity Date

The amount you receive on the Maturity Date will depend upon the performance of the Underlying Basket over the term of the ELKS. On the Maturity Date, you will receive for each $10 principal amount of ELKS you hold either:

•

a certain number of Ford shares and a certain number of Nokia ADRs equal to the corresponding Basket Composition Ratio, which is subject to adjustment for a number of dilution events (or if you elect, the cash value of those shares and ADRs based on their Closing Prices on the Valuation Date), if the Closing Value of the Underlying Basket on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Value ; or

•	$10 in cash.

As a result, if the Closing Value of the Underlying Basket on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Value, the aggregate value of the Ford Shares and Nokia ADRs that you receive at maturity (or if you elect, the cash value of those shares and ADRs) for each ELKS may be less than the price paid for each ELKS, and could be zero.

You may elect to receive from Citigroup Funding the cash value of the shares and ADRs you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5

Business Days before the Maturity Date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of Ford Shares or Nokia ADRs equal to the Basket Composition Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those shares and ADRs based on their Closing Price on the Valuation Date. If you do not wish to receive Ford shares and Nokia ADRs at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the Closing Value of the Underlying Basket at any time prior to your election has not been less than or equal to the Downside Threshold Value. If you elect to receive the cash value of the number of Ford shares and Nokia ADRs equal to the Basket Composition Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Value of the Underlying Basket on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Value of the Underlying Basket changes from the Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of Ford shares and Nokia ADRs of the Underlying Basket at maturity equal to the Basket Composition Ratio, the value of those shares and ADRs at maturity will be different than the value of those shares and ADRs on the Valuation Date if the Closing Value of the Underlying Basket changes from the Valuation Date to the Maturity Date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the ELKS, and the stock delivery agent will then be obligated to purchase Ford shares and Nokia ADRs of the Underlying Basket for you based on the Closing Value on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the ELKS. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the ELKS through a brokerage account, you will need to contact your broker to exercise your cash election right.

In lieu of any fractional Ford Share or Nokia ADR that you would otherwise receive in respect of any ELKS, on the Maturity Date you will receive an amount in cash equal to the value of such fractional share or ADR. The number of full Ford shares and Nokia ADRs, and any cash in lieu of a fractional share, to be delivered on the Maturity Date, or any cash amount if elected, to each holder will be calculated based on the aggregate number of ELKS held by each holder.

The “Initial Basket Value” was set to 10 on the Pricing Date.

The “Pricing Date” was March 15, 2011, the date on which the ELKS were priced for initial sale to the public.

The “Final Basket Value” will equal the Closing Value of the Underlying Basket on the Valuation Date.

The “Valuation Date” is December 7, 2011 (three Trading Days before the Maturity Date).

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Price” of each Underlying Stock or any other capital stock (as described under “— Dilution Adjustments” below) on any Trading Day will be (1) if the security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the principal trading session on that date on the principal national securities exchange on which the security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the closing sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), the last quoted bid price for the security in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no closing sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Stocks (or any other security for which a Closing Price must be determined); (2) any options contracts or futures contracts relating to the Underlying Stocks (or other relevant security), or any options on such futures contracts, on any exchange or market, if, in either case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Amounts Payable On the Maturity Date — Hypothetical Examples

The examples of hypothetical amounts payable on the Maturity Date set forth below are intended to illustrate the effect of different values of the Underlying Basket on the amount you will receive in respect of the ELKS on the Maturity Date. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per ELKS

•	Initial Basket Value: $10.00 on the Pricing Date.

•	Downside Threshold Value: $8.00 (80% of the Initial Basket Value)

•	Coupon per annum: 8.50%

•	Average annualized dividend yield on the Underlying Stocks: 3.38%

•	Maturity: nine months after the issue date

•	The Closing Price of each Underlying Stock on the Valuation Date is the same as the Closing Price on the Maturity Date

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on the Maturity Date will depend on the actual Basket Composition Ratios and on whether the Closing Value of the Underlying Basket on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Value causing you to receive a fixed number of Ford Shares and Nokia ADRs on the Maturity Date (or the cash value of those shares and ADRs at your election based on their Closing Prices on the Valuation Date).

Additionally, if you elect to receive the cash value of the Ford shares and the Nokia ADRs you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be based on the Closing Prices of those shares and ADRs on the Valuation Date. This amount will not change even if the Closing Value of the Underlying Basket changes from the Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of Ford Shares and a number of Nokia ADRs on the Maturity Date equal to the corresponding Basket Composition Ratio, the value of those shares and ADRs on the Maturity Date will be different than the value of those shares and ADRs on the Valuation Date if their Closing Prices change from the Valuation Date to the Maturity Date.

Example A

This table represents the hypothetical principal payment at maturity and the total payments (including the monthly coupon) over the term of the ELKS on a $10.00 investment in the ELKS on the assumption that the Closing Value of the Underlying Basket has not decreased to or below the hypothetical Downside Threshold Value of $8.00 on any Trading Day from but excluding the Pricing Date to and including the Valuation Date.

Hypothetical Closing Value of the Underlying Basket on Maturity Date	Value of Cash Payment at Maturity per ELKS	Total Monthly Coupon Payments per ELKS	Value of Total Payments per ELKS	Total Return on the Underlying Basket*	Total Return on the ELKS
$0.00	NA	NA	NA	NA	NA
$7.00	NA	NA	NA	NA	NA
$8.00	$10.00	NA	NA	NA	NA
$9.00	$10.00	$0.6233	$10.6233	-8.31%	6.23%
$10.00	$10.00	$0.6233	$10.6233	1.69%	6.23%
$12.50	$10.00	$0.6233	$10.6233	26.69%	6.23%
$15.00	$10.00	$0.6233	$10.6233	51.69%	6.23%
$17.50	$10.00	$0.6233	$10.6233	76.69%	6.23%
$20.00	$10.00	$0.6233	$10.6233	101.69%	6.23%

* Assumes that dividends are not compounded and are not reinvested.

Example B

This table represents the hypothetical principal payment at maturity and the total payments (including the monthly coupon) over the term of the ELKS on a $10.00 investment in the ELKS on the assumption that the Closing Value of the Underlying Basket has decreased to or below the hypothetical Downside Threshold Value of $8.00 on any Trading Day from but excluding the Pricing Date to and including the Valuation Date. In each of these examples, the payment at maturity would be made by delivery of Ford Shares and Nokia ADRs equal to the corresponding Basket Composition Ratio (or, at your option, the cash value of those shares and ADRs based on their Closing Price on the Valuation Date.

Hypothetical Closing Value of the Underlying Basket on Maturity Date	Value of Underlying Stocks or Cash Payment at Maturity per ELKS	Total Monthly Coupon Payments per ELKS	Value of Total Payments per ELKS	Total Return on the Underlying Basket*	Total Return on the ELKS
$0.00	$0.00	$0.6233	$0.6233	-$0.98	-93.77%
$7.00	$7.00	$0.6233	$7.6233	-$0.28	-23.77%
$8.00	$8.00	$0.6233	$8.6233	-$0.18	-13.77%
$9.00	$9.00	$0.6233	$9.6233	-$0.08	-3.77%
$10.00	$10.00	$0.6233	$10.6233	$0.02	6.23%
$12.50	$12.50	$0.6233	$13.1233	$0.27	31.23%
$15.00	$15.00	$0.6233	$15.6233	$0.52	56.23%
$17.50	$17.50	$0.6233	$18.1233	$0.77	81.23%
$20.00	$20.00	$0.6233	$20.6233	$1.02	106.23%

* Assumes that dividends are not compounded and are not reinvested.

Dilution Adjustments

The Basket Composition Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. If a series of ELKS is based upon ADRs, all references herein to common stock refer to that class of the Underlying Stock Issuer’s common stock that are represented by those ADRs.

If the Underlying Stock Issuer, after the date on which the ELKS are priced for initial sale to the public:

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common stock into a greater number of shares,

(3) combines its outstanding common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any shares of other common stock of the Underlying Stock Issuer,

then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Stock Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. If the Underlying Stock is ADRs, in the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the Basket Composition Ratio will be determined by reference to the other shares of the Underlying Stock Issuer issued in the reclassification. The Initial Basket Value and the Downside Threshold Value will also be adjusted in that case in the manner described below.

If the Underlying Stock Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Basket Composition Ratio will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Basket Value and the Downside Threshold Value will also be adjusted in that case in the manner described below.

If the Underlying Stock Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Basket Value and the Downside Threshold Value will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of the Underlying Stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Stock and, if the Closing Price of the Underlying Stock on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Value, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Basket Composition Ratio multiplied by such fair market value.

If the Underlying Stock Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Basket Value and the Downside Threshold Value will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Stock, or in the case of ADRs, the ordinary shares of the Underlying Stock Issuer, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Stock have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Stock Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Stock Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of the Underlying Stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one Ford share or Nokia ADR of the Underlying Stock and, if the Closing Price of the Underlying Stock on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Value, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Basket Composition Ratio multiplied by such sum.

If any adjustment is made to the Basket Composition Ratio as set forth above, an adjustment will also be made to the Initial Basket Value and the Downside Threshold Value. The required adjustment will be made by dividing the Basket Value and the Downside Threshold Value by the relevant dilution adjustment.

If the Underlying Stock Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Closing Price of the Underlying Stock on any day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Value, then, in each of these cases, if the Underlying Stock is stock of a company, each holder of the ELKS will receive at maturity for each ELKS a combination of the Underlying Stock equal to the Basket Composition Ratio and a number of shares of such Underlying Stock Issuer subsidiaries’ capital stock equal to the Basket Composition Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Stock (or, if the holder elects, the cash value of those shares). If the Underlying Stock is an ADR, then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of Underlying Stock equal to the Basket Composition Ratio and a number of shares of such Underlying Stock Issuer’s subsidiaries’ capital shares equal to the Basket Composition Ratio times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Stock Issuer. Following the record date for an event described in this paragraph, if the Underlying Stock is stock of a company, the “Closing Price” will equal the Closing Price of the Underlying Stock, plus the Closing Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Stock. If the Underlying Stock is an ADR, the “Closing Price” will equal the Closing Price of the applicable ADR, plus the Closing Price of such subsidiaries’ capital shares times (x) the number of ordinary shares represented by each ADR and (y) the number of shares of such subsidiaries’ capital shares distributed per ordinary share of the Underlying Stock Issuer. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

 •   in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Stock (or in the case of ADRs, of holders of ordinary shares of the Underlying Stock Issuer) entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Stock Issuer,

 •   in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

 •   in the case of any Excess Purchase Payment for which the Underlying Stock Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

 •   in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Stock Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio, the Initial Basket Value and the Downside Threshold Value will be further adjusted to the Basket Composition Ratio, the Initial Basket Value and the Downside Threshold Value which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

  •   any consolidation or merger of the Underlying Stock Issuer, or any surviving entity or subsequent surviving entity of the Underlying Stock Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Stock Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Stock Issuer or another issuer,

  •   any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Stock Issuer or any successor as an entirety or substantially as an entirety,

  •   any statutory exchange of securities of the Underlying Stock Issuer or any successor of the Underlying Stock Issuer with another issuer, other than in connection with a merger or acquisition, or

  •   any liquidation, dissolution or winding up of the Underlying Stock Issuer or any successor of the Underlying Stock Issuer,

the Closing Price of the Underlying Stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

For shares of a company, the “Transaction Value” will equal the sum of (1), (2) and (3), below. For ADRs, the “Transaction Value” will equal the number of ordinary shares of the Underlying Stock Issuer represented by each ADR times the sum of (1), (2) and (3), below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the ELKS that would have required an adjustment as described above, had it occurred with respect to the Underlying Stock in the case of shares of a company (or with respect to the ordinary shares in the case of ELKS based upon ADRs) or the Underlying Stock Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

In the case of shares of a company, if the Underlying Stock has been subject to a Reorganization Event and the Closing Price of the Underlying Stock on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Value, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Basket Composition Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Stock in the Reorganization Event multiplied by the Basket Composition Ratio (or, if the holder elects, the cash value of the Marketable Securities).

In the case of ADRs, if the ordinary shares have been subject to a Reorganization Event and the Closing Price of the Underlying Stock on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Value, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Basket Composition Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of ordinary shares represented by each ADR and (ii) the number of Marketable Securities received for each ordinary share in the Reorganization Event multiplied by (x) the number of ordinary shares represented by each ADR and (y) the Basket Composition Ratio (or, if the holder elects, the cash value of the Marketable Securities).

With respect to ADRs, the adjustments described herein assume that each ADR will continue to represent, directly or indirectly, the same number of ordinary shares of the Underlying Stock Issuer from the Pricing Date through to maturity. If the number of ordinary shares represented by an ADR changes, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Basket Composition Ratio, the Initial Basket Value and the Downside Threshold Value will reflect the new ratio of ordinary shares to ADRs. If any of the events described above occurs with respect to ADRs and not with respect to or with proportional effect on the ordinary shares of the Underlying Stock Issuer, then the calculation agent will effect the applicable dilution adjustments based on the Closing Price and the outstanding number of ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Redemption at the Option of the Holder; Defeasance

The ELKS are not subject to redemption at the option of any holder prior to the Maturity Date and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the Calculation Agent and will equal, for each ELKS, the payment on the Maturity Date, calculated as though the Maturity Date of the ELKS were the date of early repayment. See “—Payment on the Maturity Date” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of an ELKS will be capped at the maturity payment, calculated as though the Maturity Date of the ELKS were the date of the commencement of the proceeding.

In case of default in payment on the Maturity Date of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.25% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the ELKS and will also hold the global security representing the ELKS as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the ELKS.

The CUSIP number for the ELKS is 17316G222.

Calculation Agent

The Calculation Agent for the ELKS will be Citigroup Global Markets an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the ELKS. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

INFORMATION ABOUT THE UNDERLYING STOCKS AND THE UNDERLYING BASKET

According to publicly available documents, Ford Motor Company (“Ford”) designs, manufactures, and services cars and trucks. Ford also provides vehicle-related financing, leasing, and insurance through its subsidiary.

According to publicly available documents, Nokia Corporation (“Nokia”) makes a wide range of mobile devices with services and software that enable people to experience music, navigation, video, television, imaging, games, business mobility and more. While the market for Nokia shares is on the Helsinki Stock Exchange in Finland and while trading in that market is based on the European Union euro, Nokia ADRs trade in U.S. dollars on the New York Stock Exchange. On the date of this offering summary, one Nokia ADR represents one Nokia share.

Each of the issuers of the Underlying Stocks is currently subject to the information reporting requirements of the Securities Exchange Act. Accordingly, the issuers of the Underlying Stocks file reports (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for Ford and the Annual Report on Form 20-F for the fiscal year ended December 31, 2009 for Nokia) and other information with the SEC. Other information reported by the issuers of the Underlying Stocks is available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where you can Find More Information” in the prospectus related to this offering.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of the publicly available documents of Ford or Nokia. Further, neither Citigroup Funding nor Citigroup Inc. has made any due diligence investigation or inquiry of Ford or Nokia in connection with the offering of the ELKS. We make no representation that the publicly available information about Ford and Nokia is accurate or complete.

The ELKS represents obligations of Citigroup Funding only. Neither Ford, nor Nokia, is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Historical Data on the Underlying Stocks

Ford Motor Company

The Ford Shares are listed on NYSE under the symbol “F”. The following table sets forth, for each of the quarterly periods indicated, the high and the low Closing Prices for Ford common stock, as reported on NYSE, as well as the cash dividends paid per share of Ford common stock.

Holders of the ELKS will not be entitled to any rights with respect to Ford Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving Ford Shares on the Maturity Date, if applicable.

	High	Low	Dividend
2006
Quarter
First	$8.93	$7.55	$0.0000
Second	$7.95	$6.36	$0.0000
Third	$9.19	$6.19	$0.0000
Fourth	$9.03	$6.88	$0.0000
2007
Quarter
First	$8.73	$7.51	$0.0000
Second	$9.49	$7.74	$0.0000
Third	$9.64	$7.50	$0.0000
Fourth	$9.20	$6.70	$0.0000
2008
Quarter
First	$6.85	$5.11	$0.0000
Second	$8.48	$4.81	$0.0000
Third	$6.03	$4.17	$0.0000
Fourth	$4.55	$1.26	$0.0000
2009
Quarter
First	$2.94	$1.58	$0.0000
Second	$6.41	$2.74	$0.0000
Third	$8.44	$5.35	$0.0000
Fourth	$10.20	$6.84	$0.0000
2010
Quarter
First	$14.10	$10.28	$0.0000
Second	$14.46	$9.88	$0.0000
Third	$13.16	$10.16	$0.0000
Fourth	$17.00	$12.26	$0.0000
2011
Quarter
First (through March 15)	$18.79	$14.01	$$0.000

On March 15, 2011, the Closing Price of the Ford Shares was $14.67.

The following graph sets forth the daily Closing Prices (not including intraday prices) of the Ford Shares, as reported on NYSE, from March 3, 2006 to March 15, 2011. Past Closing Prices of the Ford Shares are not indicative of future Closing Prices of the Ford Shares.

Nokia Corporation

The Nokia ADRs are listed on NYSE under the symbol “NOK”. The following table sets forth, for each of the quarterly periods indicated, the high and the low Closing Prices of Nokia ADRs, as reported on NYSE, as well as the cash dividends paid per Nokia ADR.

Holders of the ELKS will not be entitled to any rights with respect to Nokia ADRs (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving Nokia ADRs on the Maturity Date, if applicable.

	High	Low	Dividend
2006
Quarter
First	$21.28	$17.72	$0.0000
Second	$23.10	$19.13	$0.3282
Third	$21.41	$18.43	$0.0000
Fourth	$20.93	$19.34	$0.0000
2007
Quarter
First	$23.14	$19.08	$0.0000
Second	$29.01	$22.70	$0.4157
Third	$37.94	$27.71	$0.0000
Fourth	$41.10	$35.31	$0.0000
2008
Quarter
First	$38.25	$29.32	$0.0000
Second	$34.02	$24.03	$0.7057
Third	$28.13	$17.60	$0.0000
Fourth	$18.50	$12.35	$0.0000
2009
Quarter
First	$16.21	$8.74	$0.0000
Second	$16.17	$12.11	$0.4605
Third	$16.00	$12.25	$0.0000
Fourth	$15.39	$12.39	$0.0000
2010
Quarter
First	$15.54	$12.61	$0.0000
Second	$15.65	$8.02	$0.4109
Third	$10.27	$8.36	$0.0000
Fourth	$11.28	$9.23	$0.0000
2011
Quarter
First (through March 15)	$11.73	$8.06	$0.0000

On March 15, 2011, the Closing Price of the Nokia ADRs was $8.06.

The following graph sets forth the daily Closing Prices (not including intraday prices) of the Nokia ADRs, as reported on NYSE, from March 3, 2006 to March 15, 2011. Past Closing Prices of the Nokia ADRs are not indicative of future Closing Prices of the Nokia ADRs.

Historical Data on the Underlying Basket

The following graph sets forth the daily Closing Values of the Underlying Basket assuming an Initial Basket Value of 10 on January 3, 2006 and based on the historical Closing Prices of the Underlying Stocks from March 3, 2006 to March 15, 2011. Past Closing Values of the Underlying Basket are not indicative of future Closing Values of the Underlying Basket.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, the Underlying Basket as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, taxpayers holding the ELKS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary also does not address tax consequences specific to the ownership of the Underlying Basket. Before acquiring an ELKS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the Underlying Basket.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an ELKS, Citigroup Funding and each holder, unless otherwise required by law, agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of a put option, pursuant to which put option, at maturity each holder will purchase the Underlying Basket (or the cash equivalent) and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable as part of any coupon payments, (d) if at maturity the holder is obligated to purchase the Underlying Basket (or the cash equivalent), then such cash deposit less a portion thereof equal to the entire option premium unconditionally and irrevocably will be applied in full satisfaction of the holder’s purchase obligation, and the holder will receive a number of Ford Shares and Nokia ADRs (or the cash equivalent) equal to the Basket Composition Ratio under the ELKS, and (e) if at maturity the holder is not obligated to purchase the Underlying Basket (or the cash equivalent), Citigroup Funding will return such cash deposit to the holder at maturity. Of the total coupon payable on the ELKS, 3% will be characterized as the interest component and 97% will be characterized as the option premium component. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the ELKS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Under the characterization of the ELKS agreed to above, (i) the amount paid to Citigroup Funding in respect of the original issue of an ELKS will be treated as allocable in their entirety to the cash deposit attributable to such ELKS, (ii) any amount denominated as interest will be characterized as interest payable on such cash deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) any amount denominated as option premium will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis or to recognize gain on the receipt of the Underlying Basket at maturity of the ELKS.

Taxation of Interest Payments. Under the characterization of the ELKS agreed to above, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with the U.S. Holder’s method of accounting.

Taxation of Option Premium Payments. Under the characterization of the ELKS agreed to above, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or at retirement of the ELKS. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of an ELKS for Cash. Under the characterization of the ELKS agreed to above, if at maturity the U.S. Holder receives cash, rather than underlying shares or ADRs, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity of the ELKS and the entire option premium (but not including any interest payment), and (y) its purchase price for the ELKS.

Taxation of Other Retirement of an ELKS. Under the characterization of the ELKS agreed to above, if at maturity the U.S. Holder receives the appropriate number of Ford Shares and Nokia ADRs pursuant to the U.S. Holder’s purchase obligation, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize no gain or loss on the purchase of the Underlying Basket by application of the cash deposit and on the receipt of the option premium. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Basket equal to the U.S. Holder’s purchase price for the ELKS, less (x) the entire option premium and less (y) the portion of the tax basis (which tax basis generally will be equal to the purchase price) of the ELKS allocable to any fractional share or ADR, as described in the next paragraph. Although not free from doubt, a U.S. Holder should allocate its basis in the Underlying Basket (determined as described in the preceding sentence) to the shares of Ford Motor Company and ADRs of Nokia Corporation in proportion to the fair market value of the shares and ADRs received at maturity.

A U.S. Holder will recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or ADRs, in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the ELKS allocable to fractional Ford shares or Nokia ADRs (based on the relative number of fractional shares or ADRs and full shares or ADRs delivered to the U.S. Holder). A U.S. Holder’s holding period for the Underlying Basket received will begin on the day following the receipt of such Underlying Basket.

If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation, although not free from doubt, the U.S. Holder should allocate its tax basis in the ELKS, reduced by the amount of the entire option premium, pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s tax basis in any Marketable Securities received would equal the pro rata portion of its tax basis in the ELKS, reduced by the entire option premium, allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the portion of the tax basis in the ELKS, reduced by the entire option premium, allocated thereto.

If the sum of the value of the Underlying Basket received by a U.S. Holder and the entire option premium is greater than the U.S. Holder’s purchase price for the ELKS, it is possible that the IRS would treat the U.S. Holder as if at maturity of the ELKS it had received a taxable cash payment from Citigroup Funding, and had then used that cash to purchase the Underlying Basket. Under this treatment, the U.S. Holder would be required to recognize short-term capital gain equal to the difference between (x) the sum of the cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s ELKS and the entire option premium (but not including any interest payment), and (y) the U.S. Holder’s purchase price for the ELKS. Under this treatment, the U.S. Holder’s tax basis in the Underlying Basket received would be equal to the amount of cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s ELKS. Citigroup Funding believes that, if at maturity of the ELKS a U.S. Holder receives the Underlying Basket, for U.S. federal income tax purposes, it is reasonable to treat a U.S. Holder as purchasing the Underlying Basket (rather than receiving cash) under the put option, because (a) a U.S. Holder is entitled to receive at maturity of the ELKS a number of underlying shares or ADRs equal to the Basket Composition Ratio set forth in the terms of the ELKS, (b) the U.S. Holder will automatically receive such Underlying Basket, pursuant to a pre-existing agreement between Citigroup Funding and Citigroup Global Markets and deemed instructions from the holder to Citigroup Funding and Citigroup Global Markets, and (c) a U.S. Holder that wishes to receive the cash equivalent of such Underlying Basket must affirmatively instruct Citigroup Funding to deliver such cash.

Taxation of Sale or other Taxable Disposition of an ELKS prior to Maturity. Under the characterization of the ELKS agreed to above, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) the sum of the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the option premium, if any (but not including any interest payment), previously paid to the U.S. Holder, and (y) the U.S. Holder’s purchase price for the ELKS.

Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the ELKS is retired for the Underlying Basket. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the ELKS that constitutes income. In addition, as described above under “Taxation of Other Retirement of an ELKS,” a U.S. Holder may be required by the IRS to recognize capital gain even in a case where the ELKS are retired for the Underlying Basket.

On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to certain Treasury regulations governing contingent payment debt instruments; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-United States Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the ELKS by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a trade or business (and, to the extent required by an applicable income tax treaty, a permanent establishment) of such holder in the United States and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business (and, to the extent required by an applicable income tax treaty, a permanent establishment) maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

Estate Tax

In the case of a holder of an ELKS that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of an ELKS should note that, absent an applicable treaty benefit, the ELKS may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the ELKS.

Information Reporting and Backup Withholding

A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. A Non-U.S. Holder generally will not be subject to information reporting or backup withholding, but such a holder may have to timely comply with certification procedures to establish that it is not a United States person.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the ELKS.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $13,577,000 stated principal amount of ELKS (1,357,700 ELKS) for $9.8375 per ELKS, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the ELKS to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession not to exceed $0.1625 per ELKS. Citigroup Global Markets will pay this fixed selling concession to selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.1625 per ELKS on sales to certain other dealers. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The ELKS will not be listed on any exchange.

In order to hedge its obligations under the ELKS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the ELKS—The Price at Which You Will Be Able to Sell Your ELKS Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries, or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

ERISA MATTERS

Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the ELKS or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

1,357,000 Equity Linked Securities (“ELKS®”)

Based Upon a Basket of Ford Motor

Company Common Stock and Nokia

Corporation American Depositary Receipts

(“ADRs”)

Due December 12, 2011

$10.00 per ELKS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

March 15, 2011

(Including Prospectus Supplement

Dated February 11, 2011 and

Prospectus Dated February 11, 2011)